Exhibit 23.2

[Letterhead of Cherry, Bekaert & Holland, L.L.P.]

The Board of Directors

The Thaxton Group, Inc.

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-100847) of The Thaxton Group, Inc. of our report dated March 10, 2003, related to the audits of the consolidated financial statements of The Thaxton Group, Inc. at December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

April 10, 2003